                                                 -----------------------
As filed with the Securities and
Exchange Commission on                            OMB APPROVAL
January 7, 2007
                                                 -----------------------
                                                 -----------------------
Registration No. 333-111256                      OMB Number:3235-0336
                                                 Expires March 31, 2008
                                                 Estimated average burden
                                                 hours per response ... 1312.9
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                 / X /

PRE-EFFECTIVE AMENDMENT NO. 1                                           / X /

POST-EFFECTIVE AMENDMENT NO. __                                         /    /

                    OFI TREMONT CORE STRATEGIES HEDGE FUND
                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
              (Exact Name of Registrant as Specified in Charter)

            6803 South Tucson Way, Centennial, Colorado 80112-3924
                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
                   (Address of Principal Executive Offices)

                                 303-768-3200
                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
                (Registrant's Area Code and Telephone Number)

                             Robert G. Zack, Esq.
                  Executive Vice President & General Counsel
                            OppenheimerFunds, Inc.
                          Two World Financial Center
                              225 Liberty Street
                           New York, New York 10148
                                (212) 323-0250
                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
                   (Name and Address of Agent for Service)

  As soon as practicable after the Registration Statement becomes effective.
                      [GRAPHIC OMITTED][GRAPHIC OMITTED]
                (Approximate Date of Proposed Public Offering)

Calculation of Registration Fee under the Securities Act of 1933:
---------------------------------------------------------------------------
Title of Securities       Proposed Maximum         Amount of Registration
Being Registered          Aggregate Offering       Fee
                          Price(1)
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Shares of OFI Tremont     $36,943,121              $1,451.87
Core Strategies Hedge
Fund.
---------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

Parts A, B and C are incorporated herein by reference from the Registration
Statement filed on January 4, 2008.

                                  SIGNATURES

      As  required  by  the   Securities   Act  of  1933,  as  amended,   this
Registration  Statement  has been signed on behalf of the  Registrant,  in the
City of New York, and State of New York, on the 7th day of January, 2008.

                                    OFI Tremont Core Strategies Hedge Fund

                                    By:   /s/ John V. Murphy*
                                          John V. Murphy, President,
                                          Principal Executive Officer and
Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                    Title                         Date

/s/ Brian F. Wruble*          Chairman of the
Brian F. Wruble               Board of Trustees             January 7, 2008

/s/ John V. Murphy*           President, Principal
John V. Murphy                Executive Officer and
                              Trustee                       January 7, 2008

/s/ Brian W. Wixted*          Treasurer, Principal          January 7, 2008
Brian W. Wixted               Financial & Accounting Officer

/s/ David K. Downes*          Trustee                       January 7, 2008
David K. Downes

/s/ Matthew P. Fink*          Trustee                       January 7, 2008
Matthew P.Fink

/s/ Robert G. Galli*          Trustee                       January 7, 2008
Robert G. Galli

/s/ Phillip A. Griffiths*     Trustee                       January 7, 2008
Phillip A. Griffiths

/s/ Mary F. Miller*           Trustee                       January 7, 2008
Mary F. Miller

/s/ Joel W. Motley*           Trustee                       January 7, 2008
Joel W. Motley

/s/ Russell S. Reynolds, Jr.* Trustee                       January 7, 2008
Russell S. Reynolds, Jr.

/s/ Joseph M. Wikler*         Trustee                       January 7, 2008
Joseph M. Wikler

/s/ Peter I. Wold*            Trustee                       January 7, 2008
Peter I. Wold

*By:  /s/ Mitchell J. Lindauer
      Mitchell J. Lindauer, Attorney-in-Fact